Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-251436 on Form S-8 of Parkway Acquisition Corp. of our report dated March 20, 2026, relating to the consolidated financial statements of Skyline Bankshares, Inc. and Subsidiary, appearing in this Annual Report on Form 10-K of Skyline Bankshares, Inc. for the year ended December 31, 2025.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

March 20, 2026